EXHIBIT 99.2


CONTACT:                   Dan T. Do
                           Director of Investor Relations
                           (626) 844-1700


         FALCON HOLDING GROUP, L.P. TO REDEEM ALL REMAINING OUTSTANDING
                     11% SENIOR SUBORDINATED NOTES DUE 2003

         Los Angeles, CA - September 15, 1998 - Falcon Holding Group, L.P. (the "Partnership") today announced that it will redeem all of its remaining outstanding 11% Senior Subordinated Notes due 2003 (CUSIP Nos. 306064 AB2 and 306064 AA4)(the "Notes"). The aggregate outstanding principal amount of the Notes is approximately $34.4 million. The indenture governing the Notes provides that the Partnership may redeem all or a portion of the Notes on or after September 15, 1998 at 105.5% of the outstanding principal amount, plus accrued interest to the redemption date (the "Redemption Price").

         The Partnership has set September 15, 1998 as the redemption date and deposited money sufficient to pay the aggregate Redemption Price with United States Trust Company of New York as paying agent (the "Paying Agent"). Interest on the Notes will cease to accrue on and after the redemption date. Payment of the Redemption Price will be made upon surrender of the Notes, duly endorsed to the Partnership, accompanied by a properly completed letter of transmittal to the Paying Agent. The letter of transmittal and the accompanying notice of redemption (together, the "Redemption Notice") were sent to holders of the Notes on or about August 11, 1998. Copies of the Redemption Notice can be obtained from the Paying Agent by calling 1-800-548-6565.

         The Partnership owns and manages cable television systems in 26 states. The Partnership owns cable television systems (the "Owned Systems") in 23 states, principally in California, Oregon, Missouri, Georgia, Texas, North Carolina and Alabama. As of June 30, 1998, the Owned Systems passed approximately 1,020,000 homes and served approximately 636,000 basic subscribers and 164,000 premium service units. The Partnership also holds varying equity interests in and manages certain other cable television systems (the "Affiliated Systems") in 14 states, including South Carolina, Kentucky, Illinois, Washington and Tennessee. As of June 30, 1998, the Affiliated Systems passed approximately 257,000 homes and served approximately 171,000 basic subscribers and 49,000 premium service units.